EXHIBIT 99.1

Infonet Services Corporation
Morgan Molthrop +1-310-335-2606
morgan_molthrop@infonet.com

Infonet Announces Fiscal 2004 and Fourth Quarter Results

El Segundo, CA – June 11, 2004 – Infonet Services Corporation (NYSE: IN), a leading provider of value-added global communications services, today announced results for fiscal year and fourth quarter ended April 2, 2004.1

Revenue

Total revenues for fiscal 2004 equaled $622.4 million. Revenues for the fourth quarter of fiscal 2004 totaled $170.9 million.

Core Business2

Fiscal 2004 Compared with Fiscal 2003:

•	Core net services revenues grew 12% to $620.0 million from $552.5 million

•	Core operating expenses grew 2% to $689.9 million from $679.4 million

[1]	Fiscal year 2004 includes 53 weeks with 14 weeks in the fourth quarter, compared with 52 weeks and 13 weeks, respectively, in fiscal year 2003.
[2]	As we have presented and discussed in our Form 10-K for the year ended March 31, 2003 and our Form 10-Q for the quarter ended December 26, 2003, Infonet reports its financial results in accordance with GAAP and additionally provides certain financial measures – “core” and “net services revenues” – that exclude, for comparison purposes, the effects of a three-year European outsourcing agreement that ended in fiscal 2003. Under this outsourcing agreement, in the first two quarters of fiscal 2003 Infonet received $28.1 million in revenues and incurred $21.0 million in expenses, resulting in $7.1 million operating income in the first two quarters of fiscal 2003. “Core revenues” exclude this $28.1 million. Infonet also received a management contract incentive fee of $73.7 million ($16.9 million of which was received in the fourth quarter) in fiscal 2003 and $2.3 million in the fourth quarter of fiscal 2004. “Net service revenues” exclude the incentive fee. “Core net services revenues” exclude both the outsourcing revenue and the related incentive fees. “Core operating expenses” exclude those expenses incurred that relate to the outsourcing contract. We believe this presentation will provide investors with additional insight into our operating results given that the outsourcing agreement is completed. A reconciliation of the pro forma adjustments to GAAP appears in the financial tables portion of this release and has been included in Form 10-K for fiscal 2003.

2004 Fiscal Fourth Quarter, Compared with 2003 Fiscal Fourth Quarter:

•	Core net services revenues increased 13% to $168.6 million from $148.8 million

•	Core operating expenses increased slightly to $177.5 million from $177.1 million

Expenses

Total operating expenses for fiscal 2004 decreased to $689.9 million, from $700.5 million a year ago.

Communications services costs and integration and provisioning costs generally have a direct correlation to revenues. These two cost elements amounted to $310.1 million or 50% of fiscal 2004 net services revenues, compared with $252.5 million or 46% of fiscal 2003 core net services revenues, excluding the impact of the European outsourcing agreement. This is primarily the result of increases in the first half of fiscal 2004 of local access costs, compared to the first half of fiscal 2003.

For the fourth quarter, these two cost elements amounted to $80.6 million, or 48% of net services revenues, compared with $72.3 million, or 49% of net services revenues in fiscal 2003, demonstrating that the Company is beginning to benefit from its strategy to reduce the growth of local access costs.

Bandwidth and related costs, network operations and selling, general and administrative expenses are generally leveragable and, therefore, are expected to decline as a percentage of revenues as revenues grow. These three cost elements amounted to $379.9 million, or 61% of fiscal 2004 net services revenues, compared with $427.0 million, or 77% of core net services revenues, in fiscal 2003. The fiscal 2003 amount included a $40.8 million asset write-off incurred during the first quarter of that year. Excluding this amount, these three cost elements were $386.2 million, or 70% of core net services revenues in fiscal 2003.

For the fourth quarter of fiscal 2004, these three cost elements amounted to $96.9 million, or 57% of net services revenues, compared with $104.8 million, or 70% of net services revenues in the comparable period of fiscal 2003.

Management continues to focus on expense control and attaining greater operational leverage from fixed costs. Fiscal 2004 results continue to reflect the improved leverage the company is gaining over its expenses, as revenues increase. Depreciation and amortization expenses excluding this $40.8 million write off in fiscal 2003 increased to $79.5 million in fiscal 2004, from $76.3 million in fiscal 2003.

EBITDA3

Infonet has invested significant cash in its assets that it expects to leverage for higher profitability as revenues grow. Infonet believes, therefore, that EBITDA (earnings before interest, taxes, depreciation and amortization) is a meaningful measure of operating performance. (A table reconciling EBITDA to net loss is included in both the footnote section of this page and the financial tables portion of this release.)

EBITDA for the fourth quarter of fiscal 2004 was $11.2 million, including a $2.3 million management contract incentive fee from the European outsourcing contract. This compares with $4.5 million in the comparable quarter of fiscal 2003, which included a $16.9 million incentive fee from the European outsourcing contract. Fiscal 2004 EBITDA comparisons to the previous year are not meaningful because of the impact of this European outsourcing contract on the first half of fiscal 2003.

Operating Income, Net Income, EPS

Infonet’s operating loss for fiscal 2004 totaled $67.6 million, including a $5.0 million litigation expense accrual and the $2.3 million incentive fee revenues, a net unfavorable impact of $2.7 million. This compares with an operating loss in fiscal 2003 of $46.3 million, including the benefit of the $73.7 million incentive fee from a European outsourcing contract and a $40.8 million asset write-off, a net favorable impact of $32.9 million.

3

(In thousands)	Q4 FY 2004	Q4 FY2003
Net loss	$(9,062)	$(195,518)
Depreciation and amortization	20,925	18,834
Interest (income) expense, net	(1,612)	(2,628)
Provision for income taxes	944	183,803

EBITDA	$11,195	$4,491

For the 2004 fiscal fourth quarter, the operating loss was $6.6 million including the positive impact of $2.3 million incentive fee revenues, compared with an operating loss of $11.4 million in the prior year, which included the positive impact of $16.9 million incentive fee revenues.

Net loss for fiscal 2004 totaled $66.6 million, or $0.14 per share. In fiscal 2003, Infonet recorded a net loss of $219.9 million, or $0.47 per share, which included a tax valuation allowance adjustment of $181.7 million. In the fourth quarter of fiscal 2004, Infonet recorded a net loss of $9.1 million, or $0.02 per share. In the corresponding year-earlier fourth quarter, Infonet’s net loss totaled $195.5 million, or $0.42 per share, including the tax valuation adjustment.

Capital Expenditures

The cash outlay for capital expenditures for fiscal 2004 totaled approximately $60 million, compared with $44.9 million in fiscal 2003. For the fourth quarter, the cash outlay for capital expenditures was approximately $18 million, compared with $8.0 million in the comparable quarter of fiscal 2003.

Commentary

“Results for the fiscal year show that our net services revenue – during a difficult telecom environment – have continued to grow,” said Jose A. Collazo, CEO of Infonet. “Our EBITDA is growing substantially and we believe that we continue to be on the way to becoming a profitable, cash-generating company.

“We’ve been successful in adverse economic conditions because we’ve executed our overall strategy effectively. That is, we’ve continued to focus on reducing costs, but not at the expense of customer service or new service innovation.

“Trends that have influenced our business continue: multinationals continue to avail themselves of new sources of labor and forge into new markets. Chief Information Officers are budget-conscious, but an increasing portion of tech budgets is going toward the implementation of network-based business processes designed to make corporations more competitive.

“While pricing pressures remain in our business space, we’ve shown that we can navigate through tough times. And while the cost of provisioning the last mile as a percent of our revenues has never been higher, our program to reduce the growth of these costs has begun to show in our quarterly trends.

“During the year we continued to expand our services so that we are well-positioned for the future. We’ve enhanced our security services and our managed extranet services. Our mobility services are ready for the new wave of wireless data applications. We continue to believe that growth will come from the convergence of voice, video and data.

“While developing new services helps to ensure a healthy revenue stream, we cannot expect the upcoming year to be bountiful enough – in and of itself – to bring us to profitability. We’ll reach our profitability targets through revenue growth and controlling our expenses. Expense reduction trends in our network and administrative costs are positively impacting the bottom line and our actions to reduce local access expenses are well under way.

“Our net services revenue growth at Infonet USA at 19% is most gratifying given that this is one of the world’s most competitive telecom markets. Our success in the U.S. demonstrates that our products and services are well-positioned and well-received by multinationals. We are also experiencing strong growth in other key countries in Europe and are now working to extend that revenue growth to markets across Europe.

“We expect to continue to have no less than $350 million in cash, cash equivalents and short-term investments in the bank. We continue to expect that cash flow from operations will exceed our capital expenditure needs starting in late fiscal 2005 and that we will be profitable after taxes starting late in fiscal 2006. And while we’ve forecast another year not unlike the last, recent trends are heartening. However, we don’t expect a huge increase in tech spending, and half of our business comes from Europe, where the economic turnaround has yet to materialize. So we’ve based our targets on a year very similar to fiscal 2004 – 10% growth in our net services revenue, substantial growth in EBITDA and capital expenditures at about 10% of total revenue.”

Filing, Web Cast/Conference Call Information

Infonet expects to file its 10-K with the Securities and Exchange Commission for the year ended April 2, 2004 on June 16, 2004. It will be available through www.sec.gov, which can be accessed through Infonet’s investor relations site at www.infonet.com.

Infonet will host an investor conference call and audio Web cast to review the financial results and the company’s future outlook on Monday, June 14, 2004, at 9 a.m. Eastern Daylight Time (2 p.m. in London; 6 a.m. in Los Angeles). Participants within the United States should call 1-800-500-0177. Outside the United States, participants should call 1-719-457-2679.

For a live Web cast of the call and a full list of investor relations activities and presentations, please visit the investor relations portion of Infonet’s Web site: www.infonet.com.

For a replay of the call within the United States, call 1-888-203-1112; outside the United States, call +1-719-457-0820. The replay will be available from noon, Eastern Daylight Time on Monday, June 14, through midnight on June 18, 2004. The confirmation code for the replay is 747641.

About Infonet

Infonet Services Corporation, known for its quality of service, is a leading provider of managed network communications services for thousands of multinational entities.

Employing a unique consultative approach, Infonet offers integrated solutions optimizing the complex relationship between enterprise applications and the global network. Extensive project management capabilities are the foundation for the services and solution offerings (broadband, Internet, intranet, multimedia, videoconferencing, wireless/remote access, local provisioning, application and consulting services) positioning Infonet as a single-source partner for multinational entities. In particular, Infonet IP VPN solutions offer multinationals a unique combination of Private and Public IP services as well as a full set of Managed Security and Mobility Services.

Rated “Best in Class” overall in Telemark’s survey of Global Managed Data Network Services, Infonet has also won “Best Customer Care” and “Best Carrier” at the World Communication Awards. Founded in 1970, Infonet owns and operates The World Network®, accessible from more than 180 countries, and provides local service support in over 70 countries and territories.

Infonet’s stock is traded on the New York Stock Exchange under the symbol IN. Additional information about the company is available at www.infonet.com.

Safe Harbor Statement

Infonet has made forward-looking statements in this release. These statements, including comments related to revenue growth, EBITDA, litigation and expense reduction, are based on information available to the company as of the date of this release and Infonet undertakes no duty to update the information to take account of later events. Given that the litigation settlement has not yet been finally approved by the court, we cannot give any assurances that the settlement will be effected upon the terms under discussion or at all.

The accuracy of the company’s forward-looking statements will also be affected by the strength of the market for Infonet products and services, competition, the timely transitioning of new business opportunities to Infonet’s network, our ability to reduce expenses and the effect of currency fluctuation. Investors should bear these risk factors in mind as well as those elaborated on in Infonet’s 10-K, 10-Qs and other recent filings made with the U.S. Securities and Exchange Commission. These documents are available through the investor relations portion of Infonet’s web site at www.infonet.com.

(Tables Follow)

Table 1 - Key Comparisons, in thousands, except EPS and percent change

	Total Year
	FY04			FY03			% change
	Core	Non Core	Total	Core	Non Core	Total	Core	Non Core	Total
Income Statement Data
Revenues:
Network services	$335,551	$0	$335,551	$321,661	$0	$321,661	4%	na	4%
Consulting, integration and provisioning services	227,832	0	227,832	184,419	6,661	191,080	24%	(100)%	19%
Applications services	40,579	0	40,579	21,974	0	21,974	85%	na	85%
Other communications services	16,066	0	16,066	24,409	21,419	45,828	(34)%	(100)%	(65)%

Services revenues, net	620,028	0	620,028	552,463	28,080	580,543	12%	(100)%	7%
Management contract incentive fee	2,345	0	2,345	73,653	0	73,653	(97)%	na	(97)%

Total revenues	622,373	0	622,373	626,116	28,080	654,196	(1)%	(100)%	(5)%

Expenses:
Communication services costs	93,343	0	93,343	87,353	15,076	102,429	7%	(100)%	(9)%
Integration and provisioning costs	216,707	0	216,707	165,132	5,959	171,091	31%	(100)%	27%
Bandwidth and related costs	98,998	0	98,998	148,676	0	148,676	(33)%	na	(33)%
Network operations	128,613	0	128,613	123,542	0	123,542	4%	na	4%
Selling, general and administrative	152,278	0	152,278	154,737	0	154,737	(2)%	na	(2)%

Total expenses	689,939	0	689,939	679,440	21,035	700,475	2%	(100)%	(2)%

Operating loss			(67,566)			(46,279)			46%

Other income (expense):
Interest income			8,487			14,366			(41)%
Interest expense			(875)			(6,777)			(87)%
Equity in earnings of unconsolidated affiliates			(3,080)			(2,345)			31%
Other, net			(1,339)			(856)			56%

Total other income (expense)			3,193			4,388			(27)%

Provision for income taxes			1,929			177,559			(99)%
Minority interest			262			476			(45)%
Net loss			$(66,564)			$(219,926)			(70)%

EPS			$(0.14)			$(0.47)			(69)%

Depreciation and amortization			$79,488			$76,337			4%

Balance Sheet Data
Cash, cash equivalents, and short-term investments			$393,598			$428,979			(8)%
Current assets			$590,613			$617,045			(4)%
Total assets			$1,058,307			$1,094,727			(3)%
Current liabilities			$186,488			$169,629			10%
Total debt			$4,108			$6,232			(34)%
Total stockholders’ equity			$826,542			$882,678			(6)%

Table 2 - Key Comparisons, in thousands, except EPS and percent change

	Q4
	FY04	FY03	% change
Income Statement Data
Revenues:
Network services	$90,401	$82,359	10%
Consulting, integration and provisioning services	65,028	52,397	24%
Applications services	8,571	9,121	(6)%
Other communications services	4,598	4,956	(7)%

Services revenues, net	168,598	148,833	13%
Management contract incentive fee	2,345	16,947	(86)%

Total revenues	170,943	165,780	3%

Expenses:
Communication services costs	23,466	25,316	(7)%
Integration and provisioning costs	57,132	46,965	22%
Bandwidth and related costs	20,515	27,761	(26)%
Network operations	35,196	36,270	(3)%
Selling, general and administrative	41,216	40,818	1%

Total expenses	177,525	177,130	0%

Operating loss	(6,582)	(11,350)	(42)%

Other income (expense):
Interest income	2,035	3,189	(36)%
Interest expense	(423)	(561)	(25)%
Equity in earnings of unconsolidated affiliates	(608)	(704)	(14)%
Other, net	(2,443)	(2,123)	15%

Total other income (expense)	(1,439)	(199)	623%

Provision for income taxes	944	183,803	(99)%
Minority interest	97	166	(42)%
Net loss	$(9,062)	$(195,518)	(95)%

EPS	$(0.02)	$(0.42)	(95)%

Depreciation and amortization	$20,925	$18,834	11%

EBITDA	$11,195	$4,491	149%

Balance Sheet Data
Cash, cash equivalents, and short-term investments	$393,598	$428,979	(8)%
Current assets	590,613	617,045	(4)%
Total assets	1,058,307	1,094,727	(3)%
Current liabilities	186,488	169,629	10%
Total debt	4,108	6,232	(34)%
Total stockholders’ equity	$826,542	$882,678	(6)%

Table 3 – EBITDA Reconciliation, in thousands

	Q4 FY 2004	Q4 FY 2003
Net loss	$(9,062)	$(195,518)
Depreciation and amortization	20,925	18,834
Interest (income) expense, net	(1,612)	(2,628)
Provision for income taxes	944	183,803

EBITDA	$11,195	$4,491

Note: Fiscal year 2004 includes 53 weeks, with 14 weeks in the fourth quarter versus 52 weeks and 13 weeks, respectively, in fiscal 2003.

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